Exhibit 8.2

James M. Parker 505.848.1860 jmp@modrall.com Albuquerque Office

November 4, 2005

New Mexico Financial Corporation

620 W. Reinken Ave.

Belen, NM 87002

Ladies and Gentlemen:

We have acted as special counsel to New Mexico Financial Corporation, a New Mexico corporation, (“NMFC”) in connection with the proposed merger (the “Merger”) under the laws of the State of New Mexico of NMFC with and into First State Bancorporation, a New Mexico corporation, (“First State”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 2, 2005, by and among First State, NMFC, and Ranchers Banks, a New Mexico state chartered bank and wholly owned subsidiary of NMFC. This opinion is delivered in connection with the proxy statement, prospectus that was included in the Registration Statement of First State on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of item 601(b)(a) of Regulation S-K under the Securities Act, and pursuant to Section 7.3(e) of the Merger Agreement.

A. Documents. We have examined and relied upon the accuracy and completeness, without our independent investigation or verification, both initially and continuing as of the Effective Time of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise, identified to our satisfaction as being true copies of the following documents as the basis for our opinion set forth in Section B of this letter (the “Opinion”):

        1. The Merger Agreement;

        2. Registration Statement;

        3. Letter dated November 4, 2005, from Michael R. Stanford, Chief Executive Officer, First State (the “First State Representation Letter”); and

        4. Letter dated November 4, 2005, from Henry Jaramillo, Jr., Chairman, President & CEO, NMFC (the “NMFC Representation Letter”).

MODRALL SPERLING ROEHL HARRIS & SISK, P.A.

www.modrall.com

Albuquerque	Las Cruces	Santa Fe	Roswell

Bank of America Centre	Matrix Capital Bank Building	123 East Marcy Street	400 Penn Plaza
500 Fourth Street NW	277 East Amador	Suite 201 87501	Suite 940 88201
Suite 1000 87102	Suite 304 88001
		PO Box 9318	PO Box 2564
PO Box 2168	PO Box 578	Santa Fe, New Mexico	Roswell, New Mexico
Albuquerque, New Mexico	Las Cruces, New Mexico	87504-9318	88202-2564
87103-2168	88004-0578
		Tel: 505.983.2020	Tel: 505.625.8868
Tel: 505.848.1800	Tel: 505.526.6655	Fax: 505.988.8996	Fax: 505.625.9535
Fax: 505.848.1891	Fax: 505.526.6656

New Mexico Financial Corporation

November 4, 2005

B. Opinion. Subject to the terms and provisions of this Letter, we are of the opinion that under current law, the Merger will be treated for federal income tax purposes as reorganization within the meaning of Section 368(a) of the Code.

C. Assumptions. In delivering the Opinion, we have assumed the following:

        1. All information contained in the First State Representation Letter and the NMFC Representation Letter is true and correct and will continue to be as of the Effective Date (although nothing has come to our attention that leads us to believe such information is inaccurate in any material respect);

        2. The genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents;

        3. All parties executing any of the documents listed herein and/or relied upon by the undersigned, have executed, delivered and performed, and have all power and authority necessary to execute, deliver, and perform their respective obligations under such documents;

        4. Each party to the Merger has satisfied those legal requirements that are applicable to it to the extent necessary to make the Merger Agreement enforceable against it;

        5. The Merger Agreement, Registration Statement, the First State Representation Letter, and the NMFC Representation Letter reflect all the material facts relating to the Merger, First State and NMFC;

        6. The documents listed herein or relied upon by us have been duly and validly authorized, executed and delivered by First State and/or NMFC;

        7. There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Merger Agreement. The Merger Agreement accurately reflects all of the intended agreements between the parties; and

        8. All terms and conditions of, or relating to, the Merger contemplated by the documents listed herein or relied upon by the undersigned are completely embodied in such documents.

D. Limitations. The Opinion is issued subject to the following limitations:

        1. We are licensed to practice law in the State of New Mexico and we express no opinion with respect to the affect of any laws other than the laws of the State of New Mexico and the laws of the United States of general application to transactions in the State of New Mexico in effect on this date.

        2. We have considered applicable provisions of the Code, Regulations, pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we consider relevant in each case, in effect on the date hereof. However, it should be noted that such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to

New Mexico Financial Corporation

November 4, 2005

change at any time and, in some circumstances, with a retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement, First State Representation Letter, or NMFC Representation Letter, could affect our conclusions herein. There can be no assurance that our opinion will be accepted by the Internal Revenue Service, or, if challenged, by a court.

        3. We express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, when the Merger or any transactions related thereto are contemplated by the Merger Agreement.

        4. We undertake no obligation to advise you of facts or changes in law that might affect the Opinion and that occur after the date of this Letter.

        5. This opinion may not be relied upon by anyone else without our prior written consent.

        6. The captions in this Letter are for convenience of reference only and should not limit, amplify or otherwise modify the provisions hereof.

        7. The opinions expressed in this Letter are given as of the date of this Letter and we undertake no obligation to update the information herein.

In accordance with the requirements of Items 601(b)(23) of the Securities Act, we hereby consent to the filing of this Opinion as Exhibit 8.2 to the Registration Statement. We also consent to use our name under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons who consent as required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

Modrall, Sperling, Roehl, Harris & Sisk, P.A.

By:	/s/ James M. Parker
James M. Parker